UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

November 14, 2001
(Date of Report)

ALASKA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 431-7040
(Registrant's telephone number)

ITEM 9. Regulation FD Disclosure

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will," "should," "the Company believes," "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

October 2001 Estimates

Cash and Short-Term Investments

At October 31, 2001, Alaska Air Group had approximately $660 million of cash and short-term investments, including $150 million obtained under its credit facility and $50 million received from the U.S. Government under the Air Transportation Safety and System Stabilization Act, which is approximately half of the total amount expected to be received under the Act. Cash and short-term investments amounted to $667 million on September 30, 2001.

Passenger Yield

In October 2001, passenger revenue per revenue passenger mile (yield) for Alaska Airlines was 12.97 cents, which is a decrease of 8.0% from October 2000. Yield for Horizon was 26.42 cents, which represents a decrease of 11.8% from the prior year. Both airlines experienced year-over-year yield declines that accelerated throughout the month.

Fuel Cost per Gallon

Fuel cost per gallon including taxes for October 2001 versus October 2000:
Alaska Airlines	$0.80	(33.4)%
Horizon Air	$0.85	(30.9)%

Fourth Quarter 2001 Estimates

	Forecast Q4	Change Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	4,051	(7.5)%
Fuel gallons (000,000)	68.8	(9.2)%
Cost per ASM excluding fuel (cents)	9.70	11.9%
Horizon Air
Capacity (ASMs in millions)	466	(17.5)%
Fuel gallons (000,000)	11.2	(32.8)%
Cost per ASM excluding fuel (cents)	22.80	27.1%

We anticipate that airports, experiencing fewer landings and lower receipts from concessionaires, will pass revenue shortfalls through to airlines via increased landing fees and terminal rents. Our fourth quarter estimated Cost per ASM has been modified to reflect these expected cost increases and it is possible that it will be modified further as better information becomes available.

Capacity Estimates

During the fourth quarter of 2001, Alaska estimates that it will operate approximately 87% of its previously planned flight schedule and Horizon estimates it will operate approximately 79% of its previously planned flight schedule.

Provided below are capacity (ASMs in millions) estimates for the full year of 2001.

Alaska Airlines Full Year	17,849	3.1%

Horizon Air Full Year	2,140	(6.9)%

U.S. Government Assistance

We expect to receive a total of $89.3 million for Alaska and  $10.4 million for Horizon under the Air Transportation Safety and System Stabilization Act. Recognition of these receipts in the statement of income and ultimately, receipt of these amounts from the government, is dependent on airlines incurring direct and incremental losses as a result of the terrorist attacks for the period from September 11, 2001 to December 31, 2001 which equal or exceed their cash compensation. Horizon fully recognized its cash compensation during the third quarter of 2001, and Alaska recognized $18.7 million of its expected total of $89.3 million. Alaska expects to recognize the remaining $70.6 million during the fourth quarter of 2001.

Fleet Plan Estimates

Provided below are estimated changes in the Horizon and Alaska fleets for 2001 - 2002.

			Estimated Change During
Operating Fleet Plan		On Hand YE 2000
	Seats		2001	2002
Alaska Airlines
B737-200C	111	8	1
B737-400	138	40
B737-700	120	13	3	2
B737-900	172	—	5	2
MD-80	140	34	(3)	(4)

Total		95	6	0

Horizon Air
Dash 8-100/200	37	40	(12)
Dash 8-400	70	—	13	2
F-28	69	22	(14)	(8)
CRJ 700*	70	—	11	4

Total		62	(2)	(2)

*	The CRJ700s were delayed. Horizon and the manufacturer have reached agreement on a revised delivery plan, and Horizon will receive additional manufacturer support to compensate for the delay.

Note: In the wake of the terrorists attacks on September 11, Alaska and Horizon are re-evaluating their fleet plans and the fleet activity shown above may change in the near future.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant
Date: November 14, 2001
/s/ BRADLEY D. TILDEN Bradley D. Tilden Vice President/Finance and Chief Financial Officer